Exhibit 23J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated February 29, 2008 on the financial statements of The Blue Large Cap Fund and The Blue Small Cap Fund, each a series of The Blue Fund Group, dated as of December 31, 2007 and for the periods indicated therein and to all references to our firm included in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Blue Fund Group’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 4, 2008